EXHIBIT 10.10

NON-COMPETITION AND NON-DISCLOSURE AGREEMENT

This Non-Competition and Non-Disclosure Agreement (the “Agreement”), is entered into as of the      day of             , 2013, by and between Ameris Bancorp, a Georgia corporation (“Ameris”), and Randall D. Peterson, an individual resident of the State of Florida (“Executive”).

RECITALS

WHEREAS, pursuant to that certain Agreement and Plan of Merger dated as of May 1, 2013 (the “Merger Agreement”) by and between Ameris and The Prosperity Banking Company, a Florida corporation (“Prosperity”), Prosperity will merge with and into Ameris (the “Merger”), as a result of which Prosperity Bank, a Florida state-chartered bank and wholly owned subsidiary of Prosperity (“Prosperity Bank”), will become a wholly owned subsidiary of Ameris that is to be subsequently merged with and into Ameris Bank, a Georgia state-chartered bank and wholly owned subsidiary of Ameris (“Ameris Bank”);

WHEREAS, Executive is a shareholder of Prosperity and, as a result of the Merger and pursuant to the transactions contemplated by the Merger Agreement, Executive is expected to receive significant consideration in exchange for the shares of Prosperity Common Stock (as defined in the Merger Agreement) held by Executive;

WHEREAS, prior to the date hereof, Executive has served as Executive Vice President and Chief Financial Officer of Prosperity Bank and has been responsible for the management of the business and affairs of Prosperity and its subsidiaries, including Prosperity Bank, and, therefore, Executive has knowledge of the Confidential Information and Trade Secrets (each as hereinafter defined); and

WHEREAS, as a result of the Merger, Ameris will succeed to all of the Confidential Information and Trade Secrets, for which Ameris, as of the Effective Time (as defined in the Merger Agreement), will have paid valuable consideration and desires reasonable protection; and

WHEREAS, it is a material prerequisite to the consummation of the Merger that Executive enter into this Agreement;

NOW, THEREFORE, in consideration of these premises and the mutual covenants and undertakings herein contained, Ameris and Executive, each intending to be legally bound, covenant and agree as follows:

1. Restrictive Covenants.

(a) Executive acknowledges that (i) Ameris has separately bargained and paid additional consideration for the restrictive covenants in this Agreement; and (ii) the types and periods of restrictions imposed by the covenants in this Agreement are fair and reasonable to Executive and such restrictions will not prevent Executive from earning a livelihood.

(b) Having acknowledged the foregoing, Executive covenants and agrees with Ameris as follows:

(i) From and after the Effective Time, Executive will not disclose or use any Confidential Information or Trade Secret for so long as such information remains Confidential Information or a Trade Secret, as applicable, for any purpose.

(ii) For a period of one (1) year after the Effective Time, Executive will not (except on behalf of or with the prior written consent of Ameris), on Executive’s own behalf or in the service or on behalf of others, solicit or attempt to solicit any customer of Ameris, Ameris Bank, Prosperity or Prosperity Bank (each a “Protected Party”), including actively sought prospective customers of any Protected Party, with whom Executive had Material Contact (as defined below) during Executive’s employment with any Protected Party, for the purpose of providing products or services that are Competitive (as hereinafter defined) with those offered or provided by any Protected Party.

(iii) For a period of one (1) year after the Effective Time, Executive will not on Executive’s own behalf or in the service or on behalf of others, solicit or recruit or attempt to solicit or recruit, directly or by assisting others, any employee of any Protected Party, whether or not such employee is a full-time employee or a temporary employee of such Protected Party, whether or not such employment is pursuant to a written agreement and whether or not such employment is for a determined period or is at will, to cease working for such Protected Party.

(c) For purposes of this Section 1, the following terms shall be defined as set forth below:

(i) “Competitive,” with respect to particular products or services, shall mean products or services that are the same as or similar to the products or services of any Protected Party.

(ii) “Confidential Information” shall mean data and information:

(A) relating to the business of Prosperity and its subsidiaries, including Prosperity Bank, regardless of whether the data or information constitutes a Trade Secret;

(B) disclosed to Executive or of which Executive became aware as a consequence of Executive’s relationship with Prosperity or Prosperity Bank;

(C) having value to Prosperity and, as a result of the consummation of the transactions contemplated by the Merger Agreement, Ameris; and

(D) not generally known to competitors of Prosperity or Ameris.

Confidential Information shall include Trade Secrets, methods of operation, names of customers, price lists, financial information and projections, personnel data and similar information; provided, however, that such term shall not mean data or information that (x) has been voluntarily disclosed to the public by Prosperity or Ameris, except where such public disclosure has been made by Executive without authorization from Prosperity or Ameris, (y) has been independently developed and disclosed by others, or (z) has otherwise entered the public domain through lawful means.

(iii) “Trade Secret” shall mean information, without regard to form, including technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans or a list of actual or potential customers or suppliers, that is not commonly known by or available to the public and which information:

(A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and

(B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

(iv) “Material Contact” shall mean contact between Executive and a customer or prospective customer: (A) with whom or which Executive dealt on behalf of any Protected Party; (B) whose dealings with any Protected Party were coordinated or supervised by Executive; (C) about whom Executive obtained Confidential Information in the ordinary course of business as a result of Executive’s association with any Protected Party; or (D) who receives products or services as authorized by any Protected Party, the sale or provision of which results or resulted in compensation, commissions or earnings for Executive within two (2) years prior to the date of the termination of Executive’s employment with any Protected Party.

(d) Executive acknowledges that irreparable loss and injury would result to Ameris upon the breach of any of the covenants contained in this Section 1 and that damages arising out of such breach would be difficult to ascertain. Executive hereby agrees that, in addition to all other remedies provided at law or in equity, Ameris may petition and obtain from a court of law or equity, without the necessity of proving actual damages and without posting any bond or other security, both temporary and permanent injunctive relief to prevent a breach by Executive of any covenant contained in this Section 1, and shall be entitled to an equitable accounting of all earnings, profits and other benefits arising out of any such breach. In the event that the provisions of this Section 1 should ever be determined to exceed the time or other limitations permitted by applicable law, then such provisions shall be modified so as to be enforceable to the maximum extent permitted by law. If such provision(s) cannot be modified to be enforceable, the provision(s) shall be severed from this Agreement to the extent unenforceable. The remaining provisions and any partially enforceable provisions shall remain in full force and effect.

2. Additional Cash Consideration. In addition to the consideration payable to Executive as a result of the Merger and pursuant to the transactions contemplated by the Merger

Agreement, Ameris agrees to pay Executive the sum of $206,227.00 within one (1) business day following the date hereof, provided that Executive remains employed with a Protected Party through the day immediately following the consummation of the Bank Merger (as defined in the Merger Agreement).

3. Return of Materials. Executive shall deliver to Ameris within one (1) business day after the Effective Time all memoranda, notes, plans, records, reports and other documents relating to the business of Prosperity and its subsidiaries which Executive may then possess or have under Executive’s control.

4. Notices. Any notice, consent, demand, request or other communication given to a party hereto in connection with this Agreement shall be in writing and shall be deemed to have been given to such party (x) when delivered personally to such party or (y) provided that a written acknowledgment of receipt is obtained, five (5) days after being sent by prepaid certified or registered mail or two (2) days after being sent by a nationally recognized overnight courier, to the address (if any) specified below for such party (or to such other address as such party shall have specified by ten (10) days’ advance notice given in accordance with this Section 4) or (z) in the case of Ameris only, on the first business day after it is sent by facsimile to the facsimile number set forth below (or to such other facsimile number as shall have specified by ten (10) days’ advance notice given in accordance with this Section 4), with a confirmatory copy sent by certified or registered mail or by overnight courier in accordance with this Section 4.

If to Ameris:	Ameris Bancorp
310 First Street, S.E.
Moultrie, Georgia 31768
Attn: Chief Executive Officer
Fax: (229) 890-2235

If to Executive:	The address of Executive’s principal residence as it appears in Prosperity’s records as of the date hereof.

5. Governing Law. The validity, interpretation and performance of this Agreement shall be governed by the laws of the State of Georgia, without giving effect to the conflicts of laws principles thereof.

6. Modification and Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and Ameris. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior subsequent time.

7. Severability. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

8. Counterparts. This Agreement may be executed (and delivered via facsimile or other electronic transmission) in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same Agreement.

9. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

10. No Right to Employment. Nothing in this Agreement shall give or be deemed to give Executive the right to employment or employment benefits with Ameris; however, Executive shall be permitted to continue his or her employment with Ameris through December 31, 2013, should Executive so desire.

11. Construction; Interpretation. Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The headings in this Agreement are for convenience only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any of its provisions.

[Signature page follows.]

IN WITNESS WHEREOF, Executive has executed and delivered this Agreement, and Ameris has caused this Agreement to be executed and delivered, all as of the day and year first above set forth.

AMERIS BANCORP

By:
Edwin W. Hortman, Jr.
President and Chief Executive Officer

Executive:

RANDALL D. PETERSON